Exhibit 99.(j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Access One Trust:

We consent to the use of our report dated December 20, 2019, with respect to the financial statements of Access One Trust (The Funds) (comprised of Access Flex Bear High Yield Fund and Access Flex High Yield Fund), and the related notes, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

February 26, 2020